EXHIBIT 21

SUBSIDIARIES OF G&K SERVICES, INC.

G&K Services, Co. (incorporated in Minnesota, U.S.A.)

G&K Services of Canada, Inc. (incorporated in Ontario, Canada)

912489 Ontario Limited (incorporated in Ontario, Canada)

Work Wear Corporation of Canada, Ltd. (incorporated in Ontario, Canada)

La Corporation Work Wear du Quebec (incorporated in Quebec, Canada)